Exhibit 99.1

Sterling Bancorp Reports Third Quarter 2021 Financial Results

Southfield, Michigan, November 1, 2021 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•	Net income of $9.6 million, or $0.19 per diluted share

•	Net interest margin of 2.83%

•	Non-interest expense of $11.1 million, including $6.5 million of employee retention credits under the CARES Act; had we not realized this benefit, non-interest expense would have been $17.6 million

•	Provision for loan losses of $0.4 million; ratio of allowance for loan losses to total loans held for investment of 3.14%

•	Shareholders’ equity of $336.6 million

•	Bank capital ratios continue to be in excess of minimum ratios required to be considered “well-capitalized” with a leverage ratio of 11.85%, a total risk-based capital ratio of 26.37% and a common equity tier one ratio of 25.07%

•	The Company’s consolidated leverage ratio of 10.32%, total risk-based capital ratio of 26.40% and common equity tier one ratio of 21.74% continue to exceed minimum regulatory capital requirements

•	Total deposits of $2.3 billion

•	Total loans held for investment of $2.2 billion

•	Nonperforming loans and troubled debt restructurings were $80.1 million (or 3.58% of total loans held for investment) compared to $77.8 million (or 3.30% of total loans held for investment) at June 30, 2021

•	Completion of the sale of the Bellevue, Washington branch office in July 2021

The Company reported net income of $9.6 million, or $0.19 per diluted share, for the quarter ended September 30, 2021, compared to net income of $3.5 million, or $0.07 per diluted share, for the quarter ended June 30, 2021.

“Sterling’s third quarter results include a $6.5 million benefit in the form of a credit available to certain employers under the CARES Act. Absent this benefit, our expenses declined modestly over the prior quarter, which had been our expectation. An additional benefit may be available with respect to the fourth quarter of 2021, which if realized would amount to approximately $2.2 million,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets of $3.1 billion at September 30, 2021 reflected a decrease of $278.5 million, or 8%, from $3.4 billion at June 30, 2021.

Liquid assets, comprising cash and due from banks and investment securities, decreased $156.4 million, or 16%, to $814.1 million compared to $970.5 million at June 30, 2021.

Total loans held for investment of $2.2 billion at September 30, 2021 reflected a decline of $119.7 million, or 5%, from $2.4 billion at June 30, 2021. Loan repayments outpaced loan production for the quarter ended September 30, 2021. The impact of the excess loan repayments was partially offset by the repurchase of Advantage Loan Program loans totaling $6.1 million, pursuant to previously disclosed offers to repurchase 100% of previously sold Advantage Loan Program loans from third-party investors. Such repurchases of Advantage Loan Program loans have totaled $173.9 million during the first three quarters of 2021. The repurchased Advantage Loan Program loans were evaluated and considered to be performing at the acquisition date. Cash utilized in the repurchases helped reduce the excess liquidity position.

Total Deposits – Total deposits of $2.3 billion at September 30, 2021 reflected a decrease of $270.8 million, or 10%, compared to $2.6 billion at June 30, 2021. A portion of this decrease was attributable to the transfer of $65.4 million in total deposits upon the completion of the sale of the Bellevue, Washington branch office early in the third quarter of 2021.

Money market, savings and NOW deposits were $1.3 billion at September 30, 2021, an increase of $2.4 million from June 30, 2021. Time deposits of $961.7 million at September 30, 2021 reflected a decrease of $209.5 million, or 18%, compared to $1.2 billion as of June 30, 2021. Non-interest bearing deposits of $65.4 million at September 30, 2021 reflected an increase of $9.7 million, or 17%, compared to $55.7 million as of June 30, 2021. Brokered deposits included in time deposits were $20.0 million at September 30, 2021 and $35.0 million at June 30, 2021.

Capital – Total shareholders’ equity was $336.6 million at September 30, 2021 compared to $327.0 million at June 30, 2021. The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of September 30, 2021, and the Company exceeded all applicable minimum regulatory capital requirements as of such date, as summarized in the following tables:

Company Capital	Company Minimum Requirements	Company Actual at September 30, 2021
Total adjusted capital to risk-weighted assets	8.00%	26.40%
Tier 1 (core) capital to risk-weighted assets	6.00%	21.74%
Common Tier 1 (CET 1)	4.50%	21.74%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	4.00%	10.32%

Bank Capital	Adequately Capitalized	Bank Actual at September 30, 2021
Total adjusted capital to risk-weighted assets	10.00%	26.37%
Tier 1 (core) capital to risk-weighted assets	8.00%	25.07%
Common Tier 1 (CET 1)	6.00%	25.07%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	5.00%	11.85%

Asset Quality and Provision for Loan Losses – A provision for loan losses of $0.4 million was recorded for the third quarter of 2021 compared to a recovery for loan losses of $1.8 million for the immediately prior quarter. The allowance for loan losses at September 30, 2021 was $70.2 million, or 3.14% of total loans held for investment, compared to $70.7 million, or 3.00% of total loans held for investment at June 30, 2021. Additionally, the allowance for loan losses at December 31, 2020 was $72.4 million, or 2.89% of total loans held for investment.

Net charge offs during the third quarter of 2021 were $0.8 million compared to net recoveries of $0.6 million during the second quarter of 2021. Nonperforming residential mortgage loans held for sale decreased from $14.9 million at June 30, 2021 to $8.7 million at September 30, 2021 primarily due to $3.2 million in loans returning to accrual status and loan payoffs of $2.9 million.

Nonperforming assets at September 30, 2021 totaled $88.9 million, or 2.83% of total assets, compared to $92.6 million, or 2.71% of total assets, at June 30, 2021. Nonperforming assets at September 30, 2021 included $77.4 million of nonperforming loans held for investment, $8.7 million of nonaccrual loans held for sale and $2.7 million of troubled debt restructurings. Nonperforming assets at June 30, 2021 included $74.8 million of nonperforming loans held for investment, $14.9 million of nonaccrual loans held for sale and $2.9 million of troubled debt restructurings. Nonperforming assets at December 31, 2020 included $86.5 million of nonperforming loans held for investment, $19.4 million of nonaccrual loans held for sale and $8.2 million of troubled debt restructurings. Total gross loans delinquent 30 days or more were $134.0 million, or 6.0% of total gross loans, at September 30, 2021, which decreased from $155.0 million, or 6.5% of total gross loans, at June 30, 2021 and decreased from $174.6 million, or 6.9% of total gross loans, at December 31, 2020. Total loans in forbearance at September 30, 2021 was $1.0 million, or 0.04% of total loans held for investment, which decreased from $11.8 million, or 0.5% of total loans held for investment, at June 30, 2021.

“Credit quality continues to occupy our management’s attention. In general, our loan portfolio has remained stable with no significant new migration into criticized/classified territory. As I have stated previously, the Advantage Loan Program loans have continued to perform relatively well despite the compliance problems previously reported with respect to this portfolio. An example of this is the $19.4 million in Advantage Loan Program loans moved to held for sale in the fourth quarter of 2020. That portfolio has now paid down to $11.9 million, in each case recovering the entire balance. In addition, with the completion of our COVID-19-related forbearance program, loans in this category have declined to an aggregate unpaid principal balance of only $1 million. Our main concern at this point remains in the legacy commercial SRO portfolio and in certain of the construction projects. We continue to work these aggressively and have had some success in addressing these weaker credits, ” said Mr. O’Brien.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the third quarter of 2021 was $22.6 million compared to $23.6 million for the second quarter of 2021 and $25.7 million for the third quarter of 2020. The net interest margin of 2.83% for the quarter ended September 30, 2021 increased from the immediately prior quarter’s net interest margin of 2.70% and increased from 2.74% for the third quarter of 2020. The decrease in net interest income during the quarter ended September 30, 2021 compared to the immediately prior quarter was primarily due to a decline of $70.2 million in our average loan balance, which was partially offset by a decrease in our average rate paid on interest-bearing deposits from 0.78% in the second quarter of 2021 to 0.59% in the third quarter of 2021. Our average interest-bearing deposits decreased from $2.7 billion in the second quarter to $2.4 billion in the third quarter of 2021.

Net interest margin was positively impacted in the third quarter of 2021 by a decrease in the cost of average interest-bearing liabilities of 15 basis points, reflecting the impact of the current low interest rate environment, while our yield on interest-earning assets remained relatively flat compared to the second quarter of 2021.

Non-Interest Income – Non-interest income for the third quarter of 2021 was $2.1 million compared to $(0.3) million for the immediately prior quarter. The increase from the second quarter of 2021 was primarily attributable to a gain of $1.4 million recorded on the sale of the Bellevue, Washington branch office and a decrease in amortization of mortgage servicing rights as fewer loans were repurchased in the quarter. Gain on sale of loans increased in the third quarter of 2021 compared to the immediately prior quarter due to higher premiums on sold loans in the quarter.

Non-Interest Expense – Non-interest expense of $11.1 million for the third quarter of 2021 reflected a decrease of $8.9 million, or 44%, compared to $19.9 million for the second quarter of 2021. The decrease was primarily due to decreases in salaries and employee benefits of $5.9 million and professional fees of $1.7 million. In the third quarter of 2021, the Company recorded $6.5 million in employee retention credits, which were available under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which resulted in a net reduction of salaries and employee benefits for the third quarter of 2021 compared to the prior quarter. Absent realizing the payroll tax credit, salaries and employee benefit expense increased. The decrease in professional fees was primarily attributable to a reduction in incurred legal fees and the conclusion of one of the more significant projects that was required by the publicly available formal agreement with the OCC, dated June 18, 2019 (the “OCC Agreement”). In the third quarter of 2021, the Company received a reimbursement of $1.4 million from its insurance carrier related to certain litigation expenses previously incurred by the Company, compared to a similar payment of $2.4 million received in the second quarter of 2021. The recovery of the mortgage repurchase liability was $0.3 million in the third quarter of 2021 compared to $0.5 million in the second quarter of 2021. Other expense decreased from the second quarter of 2021 primarily due to the $1.0 million accrual for certain calculation errors from prior periods identified during the preparations for the core IT system conversion that was recorded in the second quarter of 2021.

Mr. O’Brien said, “We found that the Company was eligible for employee retention credits under the CARES Act for the first three quarters of 2021, and we anticipate a further credit for the fourth quarter of this year. We also had several critical projects conclude during the quarter which should control some costs in future periods. Included in the major accomplishments this quarter was the successful conversion from our legacy in-house IT platform to a new contemporary service provider. In conjunction with this conversion, we also migrated to a new AML system. These two milestones represent fundamental accomplishments in our efforts to comprehensively address the long-standing OCC Agreement. We will continue to monitor our costs, although they remain potentially volatile given the various ongoing investigations.”

Income Tax Expense –The effective tax rate was 27.7% for the third quarter of 2021 compared to 33.5% for the second quarter of 2021. The effective tax rate for the third quarter of 2021 was lower as the second quarter of 2021 included the impact of certain non-deductible expenses. The effective tax rate was 28.7% for the nine months ended September 30, 2021.

Appointment of New Chief Financial Officer

On October 1, 2021, the Company announced that Karen Knott, previously Senior Vice President and Controller, was promoted to Executive Vice President and Chief Financial Officer. Ms. Knott has over 20 years of experience in financial operations and accounting roles with financial institutions and has served as the Company’s Senior Vice President and Controller since March 2021. Prior to this role, she served as Assistant Vice President and Controller of the Bank since 2015 and various other accounting roles with the Bank since 1998. “We are indeed fortunate to have Karen. She has the leadership qualities that will be critical to assist me in executing our strategies going forward. We all wish our outgoing Chief Financial Officer, Steve Huber, the very best in his future endeavors,” O’Brien said.

Conference Call and Webcast

Management will host a conference call on Monday, November 1, 2021 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended September 30, 2021. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through November 8, 2021 by dialing (877) 344-7529, using conference ID number 10160525.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2021, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
(dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020
Net income (loss)	$9,557	$3,452	$(111)
Income (loss) per share, diluted	$0.19	$0.07	$(0.00)
Net interest income	$22,637	$23,598	$25,705
Net interest margin	2.83%	2.70%	2.74%
Non-interest income	$2,058	$(269)	$1,111
Non-interest expense	$11,076	$19,944	$24,974
Loans, net of allowance for loan losses	$2,168,544	$2,287,857	$2,627,324
Total deposits	$2,339,495	$2,610,302	$3,095,170
Nonperforming loans	$77,397	$74,810	$83,162
Allowance for loan losses to total loans	3.14%	3.00%	1.80%
Allowance for loan losses to nonperforming loans	91%	94%	58%
Provision (recovery) for loan losses	$397	$(1,806)	$2,123
Net charge offs (recoveries)	$828	$(604)	$796
Return on average assets	1.18%	0.39%	(0.01)%
Return on average shareholders' equity	11.50%	4.22%	(0.13)%
Efficiency ratio	44.85%	85.49%	93.12%
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	26.40%	24.61%	22.17%
Tier 1 (core) capital to risk-weighted assets	21.74%	20.09%	17.46%
Common Tier 1 (CET 1)	21.74%	20.09%	17.46%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	10.32%	9.16%	8.64%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	26.37%	24.50%	21.30%
Tier 1 (core) capital to risk-weighted assets	25.07%	23.21%	20.03%
Common Tier 1 (CET 1)	25.07%	23.21%	20.03%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	11.85%	10.53%	9.90%

Sterling Bancorp, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in thousands)	September 30, 2021	June 31, 2021	% change	December 31, 2020	% change	September 30, 2020	% change
Assets
Cash and due from banks	$609,412	$774,478	(21)%	$998,497	(39)%	$917,996	(34)%
Interest-bearing time deposits with other banks	805	805	0%	7,021	(89)%	7,988	(90)%
Investment securities	204,689	195,974	4%	304,958	(33)%	247,884	(17)%
Mortgage loans held for sale	12,744	15,107	(16)%	22,284	(43)%	3,643	250%
Loans, net of allowance for loan losses of $70,238, $70,669, $72,387 and $48,258	2,168,544	2,287,857	(5)%	2,434,356	(11)%	2,627,324	(17)%
Accrued interest receivable	8,355	9,660	(14)%	10,990	(24)%	12,385	(33)%
Mortgage servicing rights, net	2,873	3,232	(11)%	5,688	(49)%	6,423	(55)%
Leasehold improvements and equipment, net	8,931	9,423	(5)%	8,512	5%	8,493	5%
Operating lease right-of-use assets	18,889	19,817	(5)%	19,232	(2)%	19,253	(2)%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	32,899	32,766	0%	32,495	1%	32,355	2%
Deferred tax asset, net	23,379	23,749	(2)%	24,326	(4)%	20,589	14%
Other assets	24,494	21,634	13%	22,736	8%	9,322	163%
Total assets	$3,138,964	$3,417,452	(8)%	$3,914,045	(20)%	$3,936,605	(20)%

Liabilities
Noninterest-bearing deposits	$65,456	$55,721	17%	$58,458	12%	$66,316	(1)%
Interest-bearing deposits	2,274,039	2,481,198	(8)%	3,040,508	(25)%	3,028,854	(25)%
Deposits held for sale	-	73,383	(100)%	-	-	-	-
Total deposits	2,339,495	2,610,302	(10)%	3,098,966	(25)%	3,095,170	(24)%
Federal Home Loan Bank borrowings	307,000	318,000	(3)%	318,000	(3)%	318,000	(3)%
Subordinated notes, net	65,360	65,377	0%	65,341	0%	65,300	0%
Operating lease liabilities	20,106	21,085	(5)%	20,497	(2)%	20,514	(2)%
Accrued expenses and other liabilities	70,438	75,646	(7)%	91,650	(23)%	106,477	(34)%
Total liabilities	2,802,399	3,090,410	(9)%	3,594,454	(22)%	3,605,461	(22)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	-	-	-	-	-	-	-
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,475,064 shares at September 30, 2021, 50,475,181 shares at June 30, 2021, 49,981,861 shares at December 31, 2020, and 49,977,209 shares at September 30, 2020	82,157	82,157	0%	80,807	2%	80,807	2%
Additional paid-in capital	13,992	13,796	1%	13,544	3%	13,386	5%
Retained earnings	240,187	230,630	4%	224,853	7%	236,546	2%
Accumulated other comprehensive income	229	459	(50)%	387	(41)%	405	(43)%
Total shareholders’ equity	336,565	327,042	3%	319,591	5%	331,144	2%
Total liabilities and shareholders’ equity	$3,138,964	$3,417,452	(8)%	$3,914,045	(20)%	$3,936,605	(20)%

Sterling Bancorp, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended					Nine Months Ended
(dollars in thousands, except per share amounts)	September 30, 2021	June 30, 2021	% change	September 30, 2020	% change	September 30, 2021	September 30, 2020	% change
Interest income:
Interest and fees on loans	$27,348	$30,074	(9)%	$35,918	(24)%	$88,716	$112,944	(21)%
Interest and dividends on investment securities and restricted stock	375	385	(3)%	901	(58)%	1,150	2,972	(61)%
Other interest	253	227	11%	211	20%	743	786	(5)%
Total interest income	27,976	30,686	(9)%	37,030	(24)%	90,609	116,702	(22)%
Interest expense:
Interest on deposits	3,541	5,236	(32)%	9,288	(62)%	15,479	29,228	(47)%
Interest on Federal Home Loan Bank borrowings	826	847	(2)%	859	(4)%	2,511	2,546	(1)%
Interest on subordinated notes	972	1,005	(3)%	1,178	(17)%	3,157	3,533	(11)%
Total interest expense	5,339	7,088	(25)%	11,325	(53)%	21,147	35,307	(40)%
Net interest income	22,637	23,598	(4)%	25,705	(12)%	69,462	81,395	(15)%
Provision (recovery) for loan losses	397	(1,806)	122%	2,123	(81)%	(2,146)	27,273	(108)%
Net interest income after provision (recovery) for loan losses	22,240	25,404	(12)%	23,582	(6)%	71,608	54,122	32%
Non-interest income:
Service charges and fees	120	144	(17)%	61	97%	423	273	55%
Gain on sale of mortgage loans held for sale	151	70	116%	437	(65)%	619	1,457	(58)%
Gain on sale of branch office	1,417	-	N/M	-	N/M	1,417	-	N/M
Net servicing loss	(31)	(908)	97%	(121)	74%	(1,369)	(1,239)	(10)%
Other	401	425	(6)%	734	(45)%	1,152	2,472	(53)%
Total non-interest income	2,058	(269)	865%	1,111	85%	2,242	2,963	(24)%
Non-interest expense:
Salaries and employee benefits	2,774	8,678	(68)%	7,517	(63)%	19,300	21,606	(11)%
Occupancy and equipment	2,395	2,249	6%	2,219	8%	6,840	6,545	5%
Professional fees	4,024	5,721	(30)%	12,207	(67)%	18,500	23,787	(22)%
FDIC assessments	417	500	(17)%	956	(56)%	1,636	1,215	35%
Data processing	403	440	(8)%	392	3%	1,189	1,078	10%
Net provision (recovery) for mortgage repurchase liability	(298)	(512)	42%	-	N/M	(963)	25	N/M
Other	1,361	2,868	(53)%	1,683	(19)%	5,852	5,000	17%
Total non-interest expense	11,076	19,944	(44)%	24,974	(56)%	52,354	59,256	(12)%
Income (loss) before income taxes	13,222	5,191	N/M	(281)	N/M	21,496	(2,171)	N/M
Income tax expense (benefit)	3,665	1,739	N/M	(170)	N/M	6,162	(897)	N/M
Net income (loss)	$9,557	$3,452	N/M	$(111)	N/M	$15,334	$(1,274)	N/M
Income (loss) per share:
Basic	$0.19	$0.07		$(0.00)		$0.31	$(0.03)
Diluted	$0.19	$0.07		$(0.00)		$0.31	$(0.03)
Weighted average common shares outstanding:
Basic	50,167,295	50,009,053		49,843,925		50,010,341	49,839,860
Diluted	50,262,686	50,060,775		49,843,925		50,079,931	49,839,860

N/M- not meaningful

Sterling Bancorp, Inc.
Selected Financial Data (Unaudited)
	Three Months Ended
Performance Ratios:	September 30, 2021	June 30, 2021	September 30, 2020
Return on average assets	1.18%	0.39%	(0.01)%
Return on average shareholders' equity	11.50%	4.22%	(0.13)%
Yield on average interest earning assets	3.50%	3.51%	3.94%
Cost of average interest-bearing liabilities	0.77%	0.92%	1.36%
Net interest spread	2.73%	2.59%	2.58%
Net interest margin	2.83%	2.70%	2.74%
Efficiency ratio (1)	44.85%	85.49%	93.12%

(1) Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets
Loans (1)
Residential real estate and other consumer	$1,900,611	$22,002	4.63%	$1,960,561	$23,794	4.85%	$2,235,338	$29,119	5.21%
Commercial real estate	285,055	3,422	4.80%	258,310	3,444	5.33%	263,440	3,025	4.59%
Construction	135,292	1,896	5.61%	171,921	2,788	6.49%	205,241	3,466	6.75%
Commercial lines of credit	1,947	28	5.75%	2,292	48	8.38%	19,362	308	6.36%
Total loans	2,322,905	27,348	4.71%	2,393,084	30,074	5.03%	2,723,381	35,918	5.28%
Securities, includes restricted stock	213,945	375	0.70%	270,809	385	0.57%	276,643	901	1.30%
Other interest-earning assets	664,747	253	0.15%	837,866	227	0.11%	757,657	211	0.11%
Total interest-earning assets	3,201,597	27,976	3.50%	3,501,759	30,686	3.51%	3,757,681	37,030	3.94%
Noninterest-earning assets
Cash and due from banks	7,376			7,373			12,954
Other assets	41,360			42,921			56,223
Total assets	$3,250,333			$3,552,053			$3,826,858
Interest-bearing liabilities
Money Market, Savings and NOW	$1,329,832	$771	0.23%	$1,344,949	$807	0.24%	$1,282,452	$2,315	0.72%
Time deposits	1,063,735	2,770	1.03%	1,346,059	4,429	1.32%	1,642,492	6,973	1.68%
Total interest-bearing deposits	2,393,567	3,541	0.59%	2,691,008	5,236	0.78%	2,924,944	9,288	1.26%

FHLB borrowings	307,733	826	1.05%	318,000	847	1.05%	318,783	859	1.05%
Subordinated debt	65,372	972	5.95%	65,385	1,005	6.15%	65,273	1,178	7.22%
Total borrowings	373,105	1,798	1.89%	383,385	1,852	1.91%	384,056	2,037	2.08%
Total interest-bearing liabilities	2,766,672	5,339	0.77%	3,074,393	7,088	0.92%	3,309,000	11,325	1.36%
Noninterest-bearing liabilities
Demand deposits	66,566			60,319			70,378
Other liabilities	84,557			90,174			111,364
Shareholders' equity	332,538			327,167			336,116
Total liabilities and shareholders' equity	$3,250,333			$3,552,053			$3,826,858
Net interest income and spread (2)		$22,637	2.73%		$23,598	2.59%		$25,705	2.58%
Net interest margin (2)			2.83%			2.70%			2.74%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

	Nine Months Ended
	September 30, 2021			September 30, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets
Loans (1)
Residential real estate and other consumer	$1,955,375	$70,392	4.80%	$2,322,350	$90,920	5.22%
Commercial real estate	266,763	10,049	5.02%	266,515	10,206	5.11%
Construction	168,382	8,096	6.41%	199,520	10,874	7.27%
Commercial lines of credit	3,295	179	7.24%	18,385	944	6.85%
Total loans	2,393,815	88,716	4.94%	2,806,770	112,944	5.37%
Securities, includes restricted stock	265,545	1,150	0.58%	226,165	2,972	1.75%
Other interest-earning assets	838,223	743	0.12%	462,955	786	0.23%
Total interest-earning assets	3,497,583	90,609	3.45%	3,495,890	116,702	4.45%
Noninterest-earning assets
Cash and due from banks	7,472			12,103
Other assets	42,458			62,877
Total assets	$3,547,513			$3,570,870
Interest-bearing liabilities
Money Market, Savings and NOW	$1,352,198	$2,513	0.25%	$1,251,891	$7,880	0.84%
Time deposits	1,332,017	12,966	1.30%	1,427,451	21,348	1.99%
Total interest-bearing deposits	2,684,215	15,479	0.77%	2,679,342	29,228	1.45%

FHLB borrowings	314,544	2,511	1.05%	305,134	2,546	1.10%
Subordinated debt	65,372	3,157	6.44%	65,234	3,533	7.22%
Total borrowings	379,916	5,668	1.97%	370,368	6,079	2.16%
Total interest-bearing liabilities	3,064,131	21,147	0.92%	3,049,710	35,307	1.54%
Noninterest-bearing liabilities
Demand deposits	62,131			72,065
Other liabilities	93,317			111,826
Shareholders' equity	327,934			337,269
Total liabilities and shareholders' equity	$3,547,513			$3,570,870
Net interest income and spread (2)		$69,462	2.53%		$81,395	2.91%
Net interest margin (2)			2.65%			3.10%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	September 30, 2021	June 30, 2021	% change	December 31, 2020	% change	September 30, 2020	% change
Residential real estate	$1,818,633	$1,948,892	(7)%	$2,033,526	(11)%	$2,183,546	(17)%
Commercial real estate	291,649	263,278	11%	259,958	12%	262,116	11%
Construction	126,571	144,385	(12)%	206,581	(39)%	211,460	(40)%
Commercial lines of credit	1,923	1,971	(2)%	6,671	(71)%	18,452	(90)%
Other consumer	6	-	100%	7	(11)%	8	(23)%
Total loans held for investment	2,238,782	2,358,526	(5)%	2,506,743	(11)%	2,675,582	(16)%
Less: allowance for loan losses	(70,238)	(70,669)	(1)%	(72,387)	(3)%	(48,258)	46%
Loans, net	$2,168,544	$2,287,857	(5)%	$2,434,356	(11)%	$2,627,324	(17)%

Mortgage loans held for sale	$12,744	$15,107	(16)%	$22,284	(43)%	$3,643	N/M
Total gross loans	$2,251,526	$2,373,633	(5)%	$2,529,027	(11)%	$2,679,225	(16)%

N/M- not meaningful

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020
Balance at beginning of period	$70,669	$71,871	$48,258	$46,931
Provision (recovery) for loan losses	397	(1,806)	27,592	2,123
Charge offs	(1,965)	-	(3,486)	(815)
Recoveries	1,137	604	23	19
Balance at end of period	$70,238	$70,669	$72,387	$48,258

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	September 30, 2021	June 30, 2021	% change	December 31, 2020	% change	September 30, 2020	% change
Noninterest bearing deposits	$65,456	$55,721	17%	$58,458	12%	$66,316	(1)%
Money Market, Savings and NOW	1,312,348	1,309,981	0%	1,393,985	(6)%	1,340,971	(2)%
Time deposits	961,691	1,171,217	(18)%	1,646,523	(42)%	1,687,883	(43)%
Deposits held for sale (1)	-	73,383	(100)%	-	-	-	-
Total deposits	$2,339,495	$2,610,302	(10)%	$3,098,966	(25)%	$3,095,170	(24)%

(1) Deposits held for sale were transferred on the sale of Bellevue, Washington Branch on July 23, 2021.

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
(dollars in thousands)	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020
Nonperforming residential real estate loans (1)	$41,687	$27,915	$20,775	$36,420
Nonperforming commerical loans (1)(2)	35,710	46,895	65,695	46,742
Total nonperforming loans (1)	$77,397	$74,810	$86,470	$83,162
Nonperforming loans to total loans (1)	3.46%	3.17%	3.45%	3.11%
Other troubled debt restructurings (2)	$2,718	$2,940	$8,246	$14,983
Nonaccrual loans held for sale	$8,744	$14,867	$19,375	$-
Nonperforming assets (3)	$88,859	$92,617	$114,258	$98,312
Nonperforming assets to total assets	2.83%	2.71%	2.92%	2.50%
Allowance for loan losses to total loans	3.14%	3.00%	2.89%	1.80%
Allowance for loan losses to nonperforming loans	91%	94%	84%	58%
Net charge offs (recoveries) to average loans	0.04%	(0.03)%	0.13%	0.03%

(1)	Nonperforming loans include nonaccrual loans (including troubled debt restructurings on nonaccrual status) and loans past due 90 days or more and still accruing interest but exclude nonaccrual loans held for sale.
(2)	Other troubled debt restructurings exclude those loans presented as nonaccrual or past due 90 days or more and still accruing interest.
(3)	Nonperforming assets include nonperforming loans, nonaccrual loans held for sale, other troubled debt restructurings and other loan collateral acquired through foreclosure or repossession.